CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          Email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Announces Acquisition
Of A Fourteen-Clinic Physical Therapy Practice

Houston, TX, November 1, 2022 – U.S. Physical Therapy, Inc. ("USPH" or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, today announced the acquisition of a fourteen-clinic physical therapy practice.
USPH acquired 60% of the equity interests of the physical therapy practice with the practice’s owners retaining 40%. The purchase price for the 60% equity interest was approximately $19.3 million, with a potential additional amount to be paid at a later date based on the performance of the business.  The business currently generates more than $9 million in annualized revenue and approximately 84,000 annualized patient visits.
Chris Reading, Chief Executive Officer, stated, “I am extremely pleased to partner with this fantastic team who has created a network of growing and very busy clinics in record time.  I fully expect this to be a lot of fun helping them significantly scale this partnership into what we believe will be a multi-state region in the coming years.”

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 629 outpatient physical therapy clinics in 40 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 40 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.
More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.
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